AMENDMENT NO. 2

to the

EXPENSE LIMITATION AGREEMENT

This Amendment is made as of August 19, 2008 to the Expense Limitation Agreement dated August 14, 2007, as amended (“Agreement”) between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, on August 19, 2008, the Board of Trustees of MST approved the continuation of the Agreement through October 31, 2009 on behalf of each of the International Fund-Core Equity, International Small-Mid Cap Fund, Mid-Cap Value Fund, Small-Mid Cap Fund, Small-Mid Cap 130/30 Fund, Bond Fund and Multi-Cap Growth Fund; and

WHEREAS, MCM agrees to continue the Agreement through October 31, 2009 waiving advisory or administration and/or paying certain operating expenses for each of the International Fund-Core Equity, International Small-Mid Cap Fund, Mid-Cap Value Fund, Small-Mid Cap Fund, Small-Mid Cap 130/30 Fund, Bond Fund and Multi-Cap Growth Fund in amounts sufficient to maintain annual fund operating expenses at the levels specified in the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, MST and MCM agree to amend the Agreement as follows:

1.	The term of the Agreement is hereby extended through October 31, 2009.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

MUNDER SERIES TRUST

By:	/s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Administrative Officer